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                                                                    EXHIBIT 10.7




PERSONAL & CONFIDENTIAL

June 28, 2004


Ms. Cathy O. Staples
456 Oakley
St. Louis, MO 63105

Dear Cathy:

         As you know, on February 4, 2004, Belden Inc. (the "Company"), BC Merger Corp. (the "Subsidiary") and Cable Design Technologies Corporation ("CDT") entered into an Agreement and Plan of Merger, as amended, (the "Merger Agreement") pursuant to which, among other things, the Subsidiary will be merged with and into the Company (the "Merger"). The Company believes that it is crucial that we take steps to retain key employees like you whose role is essential to our ongoing business efforts and to the successful completion of the Merger. This Agreement is intended to provide you with an incentive to continue your employment through the date on which the Merger is completed (the "Closing Date") and an additional transition period of two years thereafter (the "Retention Period"). Accordingly, as a means of assuring itself of the continued availability of your services during this critical time, the Company desires to enter into this Agreement with you.

         1. RETENTION AND INTEGRATION AWARD. If the Merger is completed pursuant to the Merger Agreement, then, subject to the terms of this Agreement, you shall receive a retention payment (a "Retention and Integration Award") equal to 110% of your base annual salary as in effect on February 4, 2004 (subject to all applicable withholding taxes). 50% of the value of the Retention and Integration Award will be in the form of a cash award (the "Cash Award") and the remaining 50% will be in the form of shares of CDT restricted common stock (the "Restricted Stock Award") (which value shall be based on the closing price of CDT, common stock on the Closing Date, as adjusted by the proposed reverse stock split of the common stock of CDT, if appropriate).

                  (a) Cash Award. Subject to Section 2 and provided that you are employed by the Company or one of its affiliates on each applicable payment date set forth below, the Company shall pay you the Cash Award at the following times: (i) one-third (1/3) of the Cash Award on the Closing Date, (ii) one-third (1/3) of the Cash Award on the first anniversary of the Closing Date and (iii) the remaining one-third (1/3) of the Cash Award on the second anniversary of the Closing Date.

                  (b) Restricted Stock Award. Subject to Section 2 and provided that you are employed by the Company or one of its affiliates on each applicable vesting date set forth below, your Restricted Stock Award shall vest at the following times:

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June 28, 2004
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         (i) one-third (1/3) of the Restricted Stock Award on the Closing Date,
         (ii) one-third (1/3) of the Restricted Stock Award on the first anniversary of the Closing Date and (iii) the remaining one-third (1/3) of the Restricted Stock Award on the second anniversary of the Closing Date.

         Except as limited by this Agreement, you will have all rights associated with the restricted stock, whether vested or unvested, unless and until such shares are forfeited in accordance with the terms of this Agreement, including the right to vote, or to direct the voting of, such shares and to receive any dividends on such shares; provided that prior to vesting of the restricted stock (i) no certificates for such restricted stock will be issued to you and (ii) no such restricted stock will be transferable by you.

         2. CIRCUMSTANCES WHEN RETENTION AND INTEGRATION AWARD WILL NOT BE PAID OR VEST. Notwithstanding anything in this Agreement to the contrary if (i) you terminate your employment with the Company and its affiliates for any reason prior to the end of the Retention Period (including death or for "good reason" under your change of control agreement), (ii) the Company and its affiliates terminate your employment for any reason prior to the end of the Retention Period or (iii) the Merger does not occur, then the Company shall not be obligated to pay to you any unpaid Cash Award and any unvested portion of the Restricted Stock Award shall be forfeited and cancelled. In the event that a portion of the Restricted Stock is forfeited, you grant to each officer of the Company (acting solely) the power of attorney to take such actions on your behalf to cause such portion of the Restricted Stock Award to be cancelled.

         3. TREATMENT OF EXISTING EQUITY AWARDS. In consideration of the Company entering into this Agreement, you agree that notwithstanding anything in the Belden Inc. Long-Term Incentive Plan, the Belden Inc. 2003 Long-Term Incentive Plan, any other Company plan, the change of control agreement dated July 31, 2001 as amended, (the "Change of Control Agreement"), or any agreement entered into thereunder (collectively, the "Compensation Plans"), neither the Merger nor any of the other transactions contemplated by the Merger Agreement shall constitute a "change of control" for purposes of any restricted stock awards ("Other Restricted Stock Awards") held by you under the Compensation Plans and no such restricted stock shall vest as a result thereof. For clarity, the Other Restricted Stock Awards will continue to vest in accordance with the terms of the Compensation Plans and your restricted award agreements. Notwithstanding the preceding sentences, if your employment is terminated following the Merger by the Company and its affiliates without Cause or by you for Good Reason (as such terms are defined in your Change of Control Agreement), immediately prior to the effective time of such termination (i) any unvested shares of restricted stock issued to you (other than any unvested portion of the Restricted Stock Award) shall vest and the restrictions thereunder shall terminate or lapse so that such shares of stock shall be freely transferable, subject to applicable securities laws and (ii) each then unvested stock option granted to you and then outstanding shall become exercisable and all stock options then held by you may be exercised by you (subject to the terms of such options, other than vesting) for twelve months following the date of such termination of employment. You agree to take such actions as the Company may request in order to effectuate the foregoing.

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June 28, 2004
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         4. PAYMENT TAXABLE/NOT BENEFIT BEARING. The Company shall be entitled to withhold from any payment made pursuant to this Agreement all taxes and other amounts required to be withheld under applicable law and, subject to Section 8, you shall pay to the Company or its designee, upon its demand such amount as may be required for the purpose of satisfying the Company's obligation to withhold federal, state, local or foreign income, employment or other taxes incurred by reason of the vesting of the Restricted Stock or your filing of a Section 83(b) election (which election shall be in your sole discretion). Amounts payable under this Agreement and the value of any Restricted Stock Award shall not be treated as compensation for purposes of computing or determining any benefit under any pension, savings, severance, bonus/incentive, insurance, or other employee compensation or benefit plan of the Company or any of its subsidiaries.

         5. NO RIGHT TO CONTINUED EMPLOYMENT/NO LIMIT ON COMPANY DISCRETION. Nothing in this Agreement is intended to limit the Company's discretion to take any action with regard to the Merger that the Company may consider appropriate, including, without limitation, postponing the Closing Date or terminating the Merger Agreement. This Agreement does not entitle you to be retained in the employ of the Company for any minimum or prescribed period of time and does not otherwise modify the status of your employment.

         6. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, disregarding its choice of law rules.

         7. ACKNOWLEDGEMENT; SUCCESSORS; REFERENCES. You acknowledge that you understand the terms of this Agreement. This Agreement may be modified only by written agreement duly executed by you and Company. References herein to employment by the "Company" include your employment by a subsidiary of the Company.

         8. TAX WITHHOLDING. You may elect to satisfy any FICA or tax withholding obligations under federal, state or local law arising from the vesting of any Restricted Stock Award by having the Company retain the number of shares of common stock whose Fair Market Value equals the FICA and tax amount required to be withheld (or at your option a lesser number). Any amount so elected to be withheld shall be applied to the FICA and tax obligations generated by the vesting of the Restricted Stock Award. To make a tax withholding/FICA election, you must provide a written election request to the Director, Tax & Assistant Treasurer at least 10 days prior to the vesting of a Restricted Stock Award (i.e., at least 10 days prior to the Closing Date with respect to the award that will vest on such date). "Fair Market Value" shall mean the closing price of CDT common stock on the date of vesting of any Restricted Stock Award.

         9. SUCCESSORS. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.
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June 28, 2004
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         10. DUE AUTHORIZATION. The execution, delivery and performance by the
Company of this Agreement have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         11. GUARANTEE. At the time of the Merger, the Company shall cause CDT to execute this Agreement and upon such execution (i) CDT shall automatically and without any further action on behalf of any party unconditionally assume all of the obligations of Belden Inc. under this Agreement as the primary obligor and (ii) references herein to the "Company" shall be deemed references to CDT.

         I hope that the terms of this Agreement and the incentive just described will induce you to remain in the employ of the Company and to continue your valuable contributions to our Company's success. Please indicate your acceptance of this Agreement by signing the enclosed copy of this letter and returning it to me within five (5) business days.

Sincerely,


/s/ C. Baker Cunningham
C. Baker Cunningham
CEO, President and Chairman of the Board

I have read, understand and agree to the foregoing.



/s/ Cathy O. Staples
--------------------
Cathy O. Staples


Following completion of the Merger:

Assumption pursuant to Section 11
CABLE DESIGN TECHNOLOGIES CORPORATION



/s/ C. Baker Cunningham
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